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EXHIBIT 23.3   Opinion of Irving Handel & Co., Independent Auditors

IRVING HANDEL & CO.                          TEL :  (516) 295-9290
CERTIFIED PUBLIC ACCOUNTANTS                       FAX:  (516) 295-9298

                          112 IRVING PLACE . WOODMERE, NY 11598


                  INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of KBF Pollution Management, Inc.

     We have audited the accompanying balance sheet of KBF Pollution Management, Inc. as of December 31, 1997 and 1996, and the related statement of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit a includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a responsible basis for our opinion.

     In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of KBF Pollution Management, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                   IRVING HANDEL & CO.
                                   IRVING HANDEL & CO.


March 20, 1998
Woodmere, NY 11598
Resigned
November 5, 1998